FOR RELEASE WEDNESDAY, MAY 3, 2006 at 4:01 PM EDT

ZIOPHARM Raises $37 Million in Private Placement

NEW YORK, NY - May 3, 2006 - ZIOPHARM Oncology, Inc. (OTC BB: ZIOP) announced today it has completed a private placement of approximately 8.0 million shares of its common stock with gross proceeds of approximately $37.0 million. Investors will also receive warrants to purchase an additional 2.4 million shares, approximately, of common stock. New investors include ProQuest Investments, LB I Group Inc. (an affiliate of Lehman Brothers), Emerging Technology Partners, Knott Partners, Panacea Asset Management LLC, and Cycad Group from the U.S., Henderson Global Investors from the U.K., and two funds (Medical Biohealth Trends, VCH Expert Biotech) advised by Medical Strategy from Germany. Existing investors in the Company’s previous rounds of financing also participated in the private placement. Paramount BioCapital, Inc. and Griffin Securities, Inc. served as co-placement agents. Granite Associates, Inc. served as a selected dealer of each placement agent.

“With this financial milestone we are able to continue to develop efficiently our current, and newly identified, product candidates for better cancer therapies,” said Jonathan Lewis, M.D., Ph.D., Chief Executive Officer. “The strong demand from investors resulted in an oversubscribed financing. The support of investors with notable experience and success in the biotechnology industry is greatly appreciated.”

Proceeds from the financing will be used primarily for the clinical development of the Company’s two lead products, ZIO-101 and ZIO-201, currently in phase I/II trials for advanced myeloma and advanced sarcoma, respectively. The Company expects to begin additional phase II trials for both products this year, leading to pivotal registration trials in 2007.

ZIOPHARM has agreed to register for resale under the Securities Act of 1933, as amended, the shares of common stock sold in the private placement and the shares issuable upon exercise of the warrants issued in the private placement. The securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such act and applicable state securities laws or an applicable exemption from those registration requirements.

ZIOPHARM Raises $37 Million in Private Placement

About ZIOPHARM Oncology, Inc.

ZIOPHARM Oncology, Inc. is a biopharmaceutical company engaged in the development and commercialization of a diverse, risk-sensitive portfolio of in-licensed cancer drugs to address unmet medical needs. The Company applies new insights from molecular and cancer biology to understand the efficacy and safety limitations of approved and developmental cancer therapies and identifies proprietary and related molecules for better patient treatment. For more information, visit www.ziopharm.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, and risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contact:

Kelly Luethje
Investors
617-259-1975

Kathryn Morris
Media
845-635-9828
kathryn@kmorrispr.com